EXHIBIT 99.2


Monday September 19, 2005
FOR IMMEDIATE RELEASE

      New Frontier Energy, Inc. (NFEI) Provides Project Development Update

DENVER, CO - New Frontier Energy, Inc. (NFEI - OTCBB) today announced that gross production has increased from six coalbed methane wells currently producing in the Slater Dome project. Production had been restricted prior to adding new compression capacity last month, which can now handle up to 1 million cubic feet per day. Additional compression will be added as necessary.

New Frontier also announced that it has recently completed a three well drilling program at the Slater Dome Project. The wells were drilled to a depth of approximately 2000 feet and will initially be completed in the Lower Isles coals. Additional behind pipe potential is present in the shallower Upper Isles coals and the Williams Fork coals, both of which are prospective in this area. Once completed, these wells will be tied into the existing gas gathering system and placed on pump to begin the dewatering process.

Paul G. Laird, New Frontier's and CEO commented, "With the addition of increased field compression we are now able to accommodate what we anticipate will be increasing gas volumes from our wells as the dewatering process continues. As is common with many coalbed methane fields, a period of dewatering the coalbeds is generally required, and is associated with steadily increasing gas production. While encouraged by the present levels of methane gas production, additional production history will be required before the full commercial and reserve potential of these wells is known".

Mr. Laird continued, "All of our gas is being transported by the 18 mile line constructed by Slater Dome Gathering, LLLP, which connects the Slater Dome project area to the Questar gas transportation hub south of Baggs, Wyoming. New Frontier, with partial proceeds from the recently completed $2.7 million financing, has increased its interest in the Slater Dome Gathering, LLLP to a majority interest. This line, in addition to transporting our own gas, is a significant asset on its own and will allow us to provide third-party gas transportation services for other development that may occur in the area."

The Slater Dome Prospect consists of approximately 31,631 gross acres of oil and gas leases operated by an independent third party. New Frontier owns a 30% working interest in the prospect. New Frontier and its partners are initially concentrating the drilling and development efforts on the lower Isles coal seams. The project area is also prospective in the Upper Isles coals, the Williams Fork coals as well as the Mesaverde sandstone formations and the deeper Niobrara shale.

About New Frontier Energy, Inc.

New Frontier Energy, Inc. is an independent energy company engaged in the exploration, development and production of natural gas and oil and the acquisition of natural gas and oil properties. The company's current and primary focus is on the development and expansion of the Slater Dome coalbed methane project located in the Sand Wash Basin in northwest Colorado and southwest Wyoming. The Company owns a majority of the limited partnership interests in the 18-mile gas gathering line that delivers gas from the Slater Dome prospect to a transportation hub. New Frontier Energy also holds 28 different leasehold interests in approximately 40,000 gross acres in its Nucla Prospect located in southwest Colorado. The company's common stock is listed on the over the counter bulletin board under the symbol "NFEI". Additional information about New Frontier Energy, Inc. can be found at the Company's website www.nfeinc.com.


For further information contact:

Paul G. Laird, President/CEO
Phone: 303-730-9994




Forward-looking Statements

The statements contained in this press release which are not historical fact are forward looking statements that involve certain risks and uncertainties including, but not limited to, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.